Exhibit 5

JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including  amendments thereto) with respect to the Common Stock of Perpetual Technologies, Inc. and further  agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 28th day of February 2010.

/s/ Jie Li
Jie Li

BESTYIELD GROUP LIMITED

By:	/s/ Jie Li
Name: Jie Li
Title: Director